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                                   EXHIBIT 99

NASDAQ:             OKEN
FOR RELEASE:        IMMEDIATELY
DATE:               JUNE 15, 1998
CONTACT:            ROBERT H. WARRINGTON
                    VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER
                    (616) 771-5838

                     OLD KENT DECLARES STOCK DIVIDEND
                      AND AUTHORIZES STOCK REPURCHASE

     Grand Rapids, Michigan   At a meeting held on June 15, 1998, the Board

of Directors of Old Kent Financial Corporation declared a 5% stock dividend payable July 17, 1998, to shareholders of record on June 26, 1998. Management anticipates that the Corporation's next regular quarterly cash dividend will be paid on September 15, 1998, and expects that the current dividend rate of

$0.18 per share will remain in effect for both current and new shares.

      At that same meeting, Old Kent's directors authorized management to purchase up to 6.0 million shares of the Corporation's common stock by July

31, 1999.  It is anticipated that these shares will be purchased by the

Corporation in a systematic program of open market and privately negotiated purchases.  Shares so repurchased will be reserved for later reissue in connection with potential future stock dividends, dividend reinvestment plans, employee benefit plans, and other general corporate purposes.

During June 1998, Old Kent completed its reacquisition of 6.0 million shares which were authorized for repurchase in 1997.

       Old Kent Financial Corporation is a bank holding company headquartered in Grand Rapids, Michigan, which operates over 200 full service banking offices in Michigan and Illinois, and 114 mortgage lending sites in 27 states.

At March 31, 1998, Old Kent had total assets of $14.2 billion.

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